Exhibit 21.1

LAW’S BUSINESS GROUP HOLDING LIMITED

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of incorporation or origination
L S Business Group Holding Limited	British Virgin Islands
Law’s Business Accounting Limited	Hong Kong